ALLMERICA FINANCIAL CORPORATION
                   ANNOUNCES HURRICANE CHARLEY LOSS ESTIMATE

WORCESTER, Mass., August 25, 2004 - Allmerica Financial Corporation (NYSE: AFC) announced estimated pre-tax catastrophe losses of approximately $30 million related to Hurricane Charley.

This brings total estimated pre-tax catastrophe losses to approximately $32 million for the quarter to date, or $0.52 per share after taxes. The anticipated charges will be reflected in the company's third quarter results. Total estimated pre-tax catastrophe losses for the year to date are at $68 million.

The company estimates that approximately 70% of the hurricane losses were in its commercial lines business, with the balance coming from personal lines.

"Hurricane Charley caused tremendous personal loss for thousands of individuals, families and business owners," said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. "We are committed to serving our agents and policyholders in this time of great need, and delivering the value we promised through our insurance products. We responded quickly to the needs of our policyholders. Our claims adjusters were on site immediately after the storm. In addition we established a catastrophe response center in Worcester. Our people are focused on doing everything they can to help customers recover as much as quickly as possible."

Allmerica Financial Corporation is scheduled to announce its third quarter financial results on Monday, October 25.

Certain statements in this release, including the Company's estimates of pre-tax catastrophe losses, may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes", "anticipates", "expects" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially.

Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under "Investor Relations".

These uncertainties include the difficulty in estimating catastrophe losses, as well as the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the Company's decision to close its retail broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program.


Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.



CONTACTS:               Investors:                      Media:
                        Sujata Mutalik                  Michael F. Buckley
                        (508) 855-3457                  (508) 855-3099
                        smutalik@allmerica.com          mibuckley@allmerica.com



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